Exhibit 10.2

PROMISSORY  AGREEMENT

This Promissory Agreement (the "Agreement") is made and entered into effective as of the 31st day of December, 2014, between Xtralink Energy Corporation, a Nevada company with its registered office at 245 East Liberty Street, Suite 200, Reno, Nevada 89501 (the "Company") and Omega Research Corporation, whose registered office is at No. 5 New Road, Belize City, Belize.  (the “Consultant”).

WHEREAS the Company, an OTCBB reporting company, has presently licensed a unique proprietary oxygen enriched bottled water technology for a certain territory, and it desires to diversify the scope of its business to include the exploitation of certain shale property containing light crude oil in Peru.

WHEREAS the Consultant has a network of specialists employed specifically in searching for and identifying properties that contain light crude oil, in various parts of the world, and subsequently at the request of its clients, involve in negotiations with interested parties to get the specific projects into fruition.

WHEREAS the Company has retained the services of the Consultant in identifying and qualifying certain shale properties containing light crude oil, engaging professionals in identifying and recruiting a qualified oil exploration company that is ready, willing and able to assist in qualifying for an evaluation permit to exploit the shale oil project from the local government, and assist in finalizing the transactions so that the Company will have a viable stake in a shale oil project for its portfolio.

WHEREAS the Consultant working on a contingent basis has located the desired shale property containing crude oil (in Peru); completed some preparatory work by a qualified geologist and a technical team; and through an intermediary, introduced a qualified oil company  ( New West Energy Services Inc. ) that has entered into an agreement to assist a local Peruvian company (Century Petroleum Limited (Peru) S.A ) to successfully qualify for an Evaluation permit from the government of Peru for the exploitation of certain parcels of property containing shale oil.

In return for the assistance from New West Energy, Century will assign the rights to one parcel of the shale oil property (6,000 sq.km) to the Company.

The Evaluation permit will give the exclusive right to the qualified company for the described property for 2 years, to conduct geological tests, topographical drawings, drillings, analyze the size of the oil reserves, etc., after which, a development permit will be issued, followed thereafter by a 30 year petroleum permit.

WHEREAS the Company and the Consultant agree that the Consultant has completed its part of the work assignment, and the Company agrees to reimburse the Consultant the total expenses incurred to date by the Consultant, in the amount of US$214,482 .This amount is due and payable by the Company to the Consultant, on a demand basis, upon the Assignment of the rights to one parcel of shale oil property, described above, from Century to the Company. This amount will have first priority over other debts of the Company incurred after the above date, except those relating to accounting and audit fees, legal fees, and filing fees of the Company.

Promissory Agreement – December 31, 2004

THIS AGREEMENT WITNESSES THAT in consideration of the premises and mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1.            PAYMENT TERMS

1.1         The Company hereby agrees to pay the Consultant or its designate, for services performed and expenses incurred in the amount of US$214,482. This amount will be interest free, and will have first priority over other debts incurred by the Company after the date of this Agreement, except accounting and audit fees, legal fees and filing fees of the Company.

2.            TERM OF AGREEMENT

2.1         The term of this Agreement shall become effective at date of signing and shall continue until the debt of $214,482 is fully paid by the Company.

3.            PROPRIETARY  INFORMATION

3.1       The Consultant will not at any time, whether during or after the termination of this Agreement for any reason, make contact with the Company’s clients directly or indirectly, or reveal to any person or entity any of the trade secrets or confidential information concerning the organization, business or finances of the Company or of any third party which the Company is under an obligation to keep confidential, except as may be required in the ordinary course of performing the Consultant Services to the Company.

The Consultant shall keep secret such trade secrets and confidential information and shall not use or attempt to use any such secrets or information in any manner which is designed to injure or cause loss to the Company. Trade secrets or confidential information shall include, but not be limited to, the Company's business plans, identities, addresses, telephone number or other contact information of its clients, details of its business relationships with clients and other parties not otherwise publicly available, and all other information advised by the Company as being confidential or privileged.

4.      NON-COMPETITION

Promissory Agreement – December 31, 2004

4.1     During the term of this Agreement, and for a period of one year immediately following termination of this Agreement, the Consultant agrees not to conduct any marketing activities in Peru relating to the provision of business consulting services relating to shale oil projects..

5.         NON-CIRCUMVENTION

5.1    The Consultant agrees it will refrain from soliciting business and contracts from sources not its own which have been made available to it through this Agreement, without the express written permission of the Company, for a period of two years after termination of this Agreement. Further, the Consultant shall not, directly or indirectly contact, interfere with, circumvent or attempt to circumvent, avoid or by-pass the Company’s relationship with its clients to change, increase or avoid directly or indirectly payment of established or to be established fees or commissions, or to obtain fees for services directly from the clients.  In addition, Consultant shall maintain complete confidentiality regarding the Company’s business sources, and will only disclose such business sources after receiving express written permission from the Company.

6.         RELIEF

6.1    The parties hereby expressly acknowledges that any breach or threatened breach by the Consultant of any of the terms set forth in Section 3, 4 or 5 of this Agreement may result in significant and continuing injury to the Company, the monetary value of which would be impossible to establish, and any such breach or threatened breach will provide the Company with any and all rights and remedies to which it may be entitled under the law, including but not limited to injunctive relief or other equitable remedies.

7.         NOTICES

7.1       Any notice required or permitted by this Agreement shall be in writing, sent by registered or certified mail, return receipt requested, or by courier, addressed to the Company at its then principal office, or to the Consultant, as the case may be, or to such other address or addresses as any party hereto may from time to time specify in writing for the purpose in a notice given to the other parties in compliance with this Section.  Notices shall be deemed given when delivered.

8.         GOVERNING LAW

Promissory Agreement – December 31, 2004

8.1       This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.  Both parties attorn to the exclusive jurisdiction of the courts of the State of Nevada.

9.         MISCELLANEOUS

9.1   A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition.

9.2  This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof and the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law.

9.3  Delivery of an executed copy of this agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this agreement on the date set forth above.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

             The Company:                                                    The Consultant:

    XTRALINK ENERGY                                            OMEGA RESEARCH

       CORPORATION                                                        CORPORATION

/s/ Maurice Sale                                                                   /s/ Y Liu

________________________                           ______________________

      Authorized Signatory:                                         Authorized Signatory: